Exhibit 10.12

Note: Certain portions have been omitted from this Agreement in accordance with a request for confidential treatment submitted to the Securities and Exchange Commission. Omitted information has been replaced with an asterisk. Omitted information has been filed separately with the Securities and Exchange Commission.

GENERAL TERMS AGREEMENT

BETWEEN

ROLLS-ROYCE Plc

ROLLS-ROYCE TOTAL CARE SERVICES LIMITED

AEROVÍAS DEL CONTINENTE AMERICANO S.A. AVIANCA

AND

TAMPA CARGO S.A.

TRENT 700

DEG 7308

DEG 7308	Page 1 of 39

TABLE OF CONTENTS

Recitals

SECTION 1 – GENERAL TERMS

Clauses

1	Definitions
2	Scope of Agreement
3	Purchase Orders
4	Delivery
5	Prices
6	Payment
7	Taxes and Other Charges
8	Delay
9	Events of Default and Termination
10	Non Disclosure
11	Intellectual Property Rights
12	Grant of Warranties and Limitation of Liability
13	Occupier’s Liability
14	General Terms
15	Export/Import Shipment and Government Authorisation
16	Conflict

SECTION 2 – EXHIBITS

Exhibits

A	AIRCRAFT DELIVERY SCHEDULE

B	OPERATING ASSUMPTIONS

C	[*]

D	CUSTOMER SERVICES

E-1	[*]

E-2	SPARE PARTS TERMS

F	[*]

G	[*]

H	[*]

DEG 7308	Page 2 of 39

THIS AGREEMENT is made this 1 day of June, 2012 BETWEEN:

(1)	Rolls-Royce plc whose registered office is at 65 Buckingham Gate, London SW1E 6AT; and

Rolls-Royce Total Care Services Limited whose registered office is at Moor Lane, Derby, DE24 8BJ

(both hereinafter Rolls-Royce); and

(2)	Aerovías del Continente Americano S.A. Avianca, whose registered office is at Avenida Calle 26 No. 59-15 Centro Administrativo Bogotá, Colombia;

(hereinafter called Avianca). and

(3)	Tampa Cargo S.A. whose registered office is at Aeropuerto Jose Maria Cordova, zona de carga, Hangar Tampa Cargo S.A. Rionegro, Colombia

(hereinafter called Tampa Cargo)

Avianca, Tampa Cargo or Rolls-Royce (as applicable) may hereinafter be referred to as a “Party” or collectively as the “Parties”.

WHEREAS:

Avianca has entered into an Agreement with Airframer for the purchase of new Rolls-Royce Engine powered Aircraft.

Avianca acknowledges that (i) Rolls-Royce is providing concessions; and (ii) in giving these concessions, Rolls-Royce has assumed that it will receive the benefit of aftermarket revenues generated by the Engines over their operational life. Avianca and Rolls-Royce desire to enter into this Agreement for the sale and support by Rolls-Royce, and the purchase by Avianca from Rolls-Royce, of Products and Services;

Tampa Cargo S.A, a wholly owned subsidiary of Avianca, will be operating the Aircraft and will be performing obligations and receiving services pursuant to Exhibit G.

DEG 7308	Page 3 of 39

NOW THEREFORE IT IS AGREED AS FOLLOWS:

SECTION 1 GENERAL TERMS

CLAUSE 1 DEFINITIONS

The following words and phrases, when used in this Agreement (including in the recitals), shall have the meaning and definition set forth. All other words and phrases as defined in the Engine Manuals shall also apply. Should the definitions used in this Agreement differ from the definitions contained in the Engine Manuals, the definitions used in this Agreement shall take precedence for the purpose of this Agreement.

[*]

“Affiliate” means any subsidiary or affiliate of Avianca that is directly or indirectly controlled by AviancaTaca. The term “controlled by” with respect to a person, shall mean the possession of power (directly or indirectly) by AviancaTaca to direct or cause the direction of management or policies of such person.

“Agreement” means the General Terms together with all Exhibits.

“Aircraft” means the Airbus A330 type Aircraft as described in Exhibit A, powered by Engines which are being purchased from Airframer by Avianca, or its permitted assigns.

“Aircraft Purchase Agreement” means the agreement dated September 5, 2011 between Avianca and Airframer for the purchase of the Aircraft.

“Airframer” means Airbus SAS.

“Aircraft Manual” means an Aircraft manual as defined by the Airframer.

“Airworthiness Authority” means EASA.

[*]

“ANAC” means the Brazilian aviation authority (Agência Nacional de Aviação Civil).

“Anniversary Date(s)” means, in respect of Guarantees, any or all of the anniversary dates from the date of delivery of the first Aircraft to Avianca through to the end of the Term of Guarantee.

“Assumptions” means the assumed conditions of operation of the Engines and Aircraft as detailed in Exhibits A (Aircraft Delivery Schedule), B (Operating Assumptions), and E (Fleet Purchasing Support).

“AOG” means aircraft on ground as defined in the World Airlines Technical Operations Glossary (WATOG).

“ATA Specifications” means the then current revisions of ATA specifications Numbers 100, 101, 102, 103, 200, 300, 400 and 2000 or their equivalent.

“AviancaTaca” means a Panamanian company duly incorporated and existing under the laws of the Republic of Panamá with offices and Avenida Calle 26 No 59-15, piso 10, Bogotá, Colombia.

DEG 7308	Page 4 of 39

“Bankruptcy Event” means an event where a person ceases doing business as a going concern or commences or has commenced against it any dissolution or liquidation proceeding, attempts or suffers a rearrangement or adjustment of any substantial portion of its debts, is insolvent, has a trustee, receiver, custodian or conservator appointed for it or, for all or substantially all of its assets, makes an assignment for the benefit of creditors, is generally not paying (except where demonstrated to the contrary), or admits in writing its inability to pay its debts as they become due or commences or has commenced against it, or suffers, approves, acquiesces in or consents to any bankruptcy proceeding seeking relief by way of reorganisation, arrangement, adjustment, winding-up or composition under any present or future statute, law or regulation or will take, or publicly announce its intention to take, corporate action in furtherance of any of the foregoing.

“Commercial Price” means Rolls-Royce’s then current price of Parts, Services and other products and services that are available for sale, as may be quoted or applied from time to time by Rolls-Royce..

[*]

“Customer’s Airworthiness Authority” means UAEAC or other agreed applicable authority pursuant to the Sublease provisions (provided that the directives of such authorities are consistent with those of other ICAO members).

[*]

“Direct Warranty Agreement” means Rolls-Royce’s form of warranty agreement, in which warranty benefits are provided to operators.

“Documentation” means all airworthiness documentation for Products as required by the applicable Airworthiness Authority including, but not limited to, Log Books, the EASA Form 1/FAA Form 8130-3 serviceable tag, certificate of compliance, and tags for such Products indicating Time since New (TSN), Cycles Since New (CSN), calendar time, including Aircraft effectivity, as applicable.

Where applicable, all documentation should be properly identified with RR logo, stamps and signature.

“Dressed Engine” means an Engine to the Dressed Engine configuration as defined in the Specification

“EASA” means the European Aviation Safety Agency and any successor agency thereto.

“EHM” means the engine health monitoring services provided by Rolls-Royce, as detailed in Clause 4 of Schedule 1 to Exhibit G.

“EHM Supplier” means the supplier nominated by Rolls-Royce to perform EHM.

“EMP” means the Engine Management Program proposed by Rolls-Royce and agreed by Avianca [*].

“Engine(s)” means an installed or spare Trent 772B Installation Pack as described in the Trent 700 spare engine Specification (reference 4113-S Issue 1), acquired by Avianca, its lessors or Affiliates in support of the Aircraft and delivered either to Avianca on Aircraft or as spare Engines pursuant to Exhibit E hereto.

“Engine Manuals” means the Engine series manuals as defined by Rolls-Royce.

DEG 7308	Page 5 of 39

“Entry Into Service” or “EIS” shall mean the date of delivery of the first Aircraft to Avianca.

[*]

“Exhibit(s)” means those exhibits from time to time comprising Section 2 of this Agreement.

“FAA” means the United States Federal Aviation Administration, and any successor agency.

[*]

“Fleet” means the fleet of Rolls-Royce Trent 700 engines in operation from time to time.

“Flight Cycle” means the operation of an Engine from the time an Aircraft leaves the ground until it touches the ground at the end of a flight. For the purposes of this Agreement, an aborted take-off or a touch and go landing shall also be considered as a Flight Cycle.

“Flight Hour” means each airborne hour (or part thereof) in operation of each Engine computed from the time an Aircraft leaves the ground until it touches the ground at the end of a flight.

“Freighter Aircraft” means the Airbus A330 type Aircraft as described in Exhibit A, powered by Engines which are being purchased from Airframer by Avianca, or its permitted assigns.

“Guarantees” means the fleet guarantees set out in Exhibit F.

“General Terms” means those terms and conditions set out in Section 1 of this Agreement.

[*]

“Information” means (a) all software and electronic communications disclosed by one Party to another, and (b) all other information including, but not limited to, information contained in Engine and aircraft Manuals, all oral, written information, know how, data, reports, drawings and specifications that are marked or otherwise clearly identified as proprietary or confidential except that all software and electronic communications shall be considered as such.

[*]

“Installed Engines” means those engines originally delivered with each Aircraft (not as spare engines).

“Lease Agreement” means an agreement that, unless otherwise agreed, shall be in the form of the IATA Master Short-Term Engine Lease Agreement 2002 (Reference 5016-00) (as amended from time to time) pursuant to which a Lease Engine is be made available to Avianca or Tampa Cargo. The term “Lease” shall be construed accordingly

“Lease Engine” means an engine which is not owned by Avianca or Tampa Cargo and which is made available by Rolls-Royce or Rolls-Royce Leasing Limited for the use of Avianca or Tampa Cargo.

“Line Maintenance” means any work required to be carried out on an Engine in accordance with the aircraft manuals, which may be accomplished either on-wing or off-wing but without necessitating the return of such Engine to an Overhaul Base. Line Maintenance includes, without limitation, troubleshooting, inspection, servicing or diagnostic testing of the Engine and the removal of unserviceable Parts requiring repair or replacement and the refitting of serviceable Parts.

DEG 7308	Page 6 of 39

“Line Replaceable Part” or “LRP” means all Parts (excluding LRUs), which are replaceable during Line Maintenance, with the following exceptions:

all LLPs which are line replaceable; or

all industry standard “common-consumable” external parts without Rolls-Royce part number (e.g. nuts, bolts, o-rings, gaskets, etc.).

“Line Replaceable Unit” or “LRU” means those Parts listed in Schedule 3 to Exhibit C.

“Life Limited Parts” or “LLP” means any Part listed in Schedule 2 of Exhibit C.

“Logistics Provider” means the logistics provider elected by Rolls-Royce to collect and re-deliver LRU/LRPs on behalf of Rolls-Royce from Designated Location(s).

“Main Base” shall mean Avianca’s main base at Medellin, Colombia.

“Max Spare” means “Maximum Spare Engine” as defined in the Specification.

[*]

“Overhaul Base” means a Repair station which is certified by the Airworthiness Authorities for the Repair of Engines and Parts.

“Part” means any new Engine part manufactured or supplied by Rolls-Royce or a source approved by Rolls-Royce.

“Permitted Sub-Lessee” means Tampa Cargo S.A.

[*]

“Products” means Engines and Parts.

“Remaining Term” means the period commencing on the first day following the termination date and ending on the final day of the Period of Cover, assuming that this Agreement had not been terminated.

“Resultant Damage” means the damage suffered by a [*]

“Repair” means the refurbishment at an Overhaul Base or Vendor (including the provision of Parts) necessary to return Engines or Parts to a serviceable condition in accordance with the applicable Engine Manuals and the EMP.

“Repair Vendor” means, with respect to a particular Product, either Rolls-Royce or a third party designated by Rolls-Royce as the repair vendor for such Product.

“Services” means the services to be provided pursuant to Exhibit D (Customer Services) hereto, or under any other provision hereunder.

DEG 7308	Page 7 of 39

“Specification” means the Rolls-Royce specification for Engines.

“Sub-Lessee” means any operator with which Avianca enters Sublease arrangements, other than a permitted Sub-Lessee.

“Sublease” means arrangements where Avianca/Tampa Cargo allows another operator to use the Engines for any period of time including by way of lease, sub-lease or other bailment agreements.

“Subleased Aircraft” has the meaning given to it in Clause 20.

“Taca” means Taca International Airlines S.A., a company whose registered office is at Edificio TACA, Blvd Sur y Calle El Almendro Urbanizacion Madreselva, Antiguo Cuscatlan, El Salvador

[*]

“Tooling” means tools, jigs, fixtures, transportation equipment and other products which are required for the installation, maintenance and/or storage of an Engine and not for installation in the Engine.

“Tooling Supplier” means Hydro A.G.

“TotalCare Termination Compensation Amount” means the sum of:

(a)	all Charges that would have been payable by Tampa Cargo to Rolls-Royce in the Remaining Term and discounted from the month in which they would have fallen due back to the Termination Date at the rate of 10 per cent per annum; less

(b)	a reasonable allowance (discounted on the same basis as (a) above) for the future expenditure on provision of services (if any) which Rolls-Royce will avoid by reason of the early termination of this Agreement,

With each of a) and b) above to be calculated on the basis of the Assumptions and the assumption that Tampa Cargo would have complied with its obligations under this Agreement for the Remaining Term.

“Ultimate Flight Cycles” means the maximum permitted Flight Cycles imposed by Rolls-Royce or the Airworthiness Authorities.

“UAEAC” means Unidad Administativa Especial de la Aeronautica Civil Colombiana.

“Used Part(s)” means parts purchased by Avianca directly from Rolls-Royce which are used and serviceable.

“Vendor” means a Rolls-Royce approved manufacturer of Parts or Tooling, as identified in the Engine Manuals or as may be notified by Rolls-Royce from time to time.

“Warranties” shall mean the warranties as set out in Exhibit C and the Guarantees as set out in Exhibit F.

[*].

DEG 7308	Page 8 of 39

CLAUSE 2 SCOPE OF AGREEMENT

Rolls-Royce agrees to sell to Avianca (and with respect to Exhibit G, to Tampa Cargo) and Avianca (and with respect to Exhibit G, Tampa Cargo) agrees to purchase Products and Services from Rolls-Royce in accordance with the terms and conditions contained in this Agreement. [*]

The Exhibits to this Agreement set forth the terms and conditions that apply to specific Products and Services in addition to the General Terms.

The General Terms and the Exhibits together constitute the terms and conditions of this Agreement.

CLAUSE 3 PURCHASE ORDERS

3.1	Rolls-Royce agrees to sell and deliver to Avianca and Avianca agrees to buy and take delivery of spare Engines as set out in Schedule 2 to Exhibit E1 of this Agreement. Signature of this Agreement by the Parties and its entry into force in accordance with its terms shall constitute a Avianca purchase order therefor and Rolls-Royce’s acknowledgement of its acceptance.

3.2	Subject to Clause 3.1 above, Products and Services purchased under the terms of this Agreement shall be ordered by means of purchase orders issued by Avianca in an agreed format consistent with the requirements of ATA Specifications. The terms and conditions in this Agreement apply to all purchase orders to the extent applicable to the Product or Service requested. Any purchase order issued hereunder shall contain; description, quantity, delivery dates, the unit and extended price of the Products and Services and shipping instructions, as appropriate.

3.3	Subject to Clause 3.1 above, Rolls-Royce shall provide written or electronic acknowledgment of its acceptance of purchase orders. [*]

3.4	Avianca shall, not later than thirty (30) calendar days after signature of this Agreement, notify Rolls-Royce in writing that it has placed an irrevocable purchase order with the Airframer for the aircraft detailed in Exhibit A of the General Terms to be installed with the Engines.

CLAUSE 4 DELIVERY

4.1	Unless otherwise stated in this Agreement, Rolls-Royce shall deliver Products Ex Works, Rolls-Royce’s facility (Incoterms 2010). In the event that Avianca’s reasonable demonstrated cost of transporting a spare Engine from Rolls-Royce’s facility, should it be any other location than Derby, UK, to the Americas exceeds the transportation cost that would have been incurred had Rolls-Royce’s delivery facility been in Derby, UK, then Rolls-Royce will provide a credit note to Avianca for such incremental costs.

4.2	Shipping documents, invoices, packaging and marking of packaging for Products and Services shall be in accordance with ATA Specifications and International Standards for Phytosanitary Measures ISPM No. 15 (Guidelines for regulating wood packaging material in international trade).

DEG 7308	Page 9 of 39

CLAUSE 5 PRICES

5.1	Unless otherwise specified in this Agreement, the price for Products and Services shall be as described in the applicable Commercial Price or, for those Products and Services not specified in such a listing, as quoted by Rolls-Royce.

CLAUSE 6 PAYMENT

6.1	Immediately following, or concurrent with, the supply of Products and Services, Rolls-Royce shall submit an invoice to Avianca stating amounts due. Unless otherwise specified in this Agreement, payment shall be made by Avianca in United States Dollars by [*] from the date the invoice is issued.

6.2	[*]:

.

6.3	[*]

For the purpose of this Clause 6.3, payment shall only be deemed to have been made when cleared or good value funds are received in the applicable numbered Rolls-Royce or Avianca bank account, as applicable.

Unless otherwise stated, all payments and credits by Rolls-Royce under this Agreement shall be made without any abatement, withholding, deduction, counterclaim or set of, by wire transfer to Avianca’s account.

CLAUSE 7 TAXES AND OTHER CHARGES

For the purpose of this Clause 7, the following terms shall have the following meanings:

“Agent” means the nominated agent of Avianca

“Declarant” means the person making the customs declaration of import or export.

“Direct Representation” means the agent is acting in the name of and on behalf of another person, as detailed in European Union Customs.

“Single Administrative Document” means the document lodged with a European Union customs authority declaring an import into or an export from the territory of the European Union.

7.1

(a)	All amounts stated to be payable by Avianca pursuant to this Agreement exclude any value added tax (VAT), sales tax, use tax, service tax, goods and services tax (GST), taxes on turnover or similar taxes. If the supply of any Products or Services is chargeable to any value added tax (VAT), sales tax, use tax, service tax, goods and services tax (GST), taxes on turnover or similar taxes, such taxes will be added to the amount payable by Avianca and will be paid and borne by Avianca. [don’t understand]

DEG 7308	Page 10 of 39

(b)	All amounts stated to be payable by Rolls-Royce pursuant to this Agreement exclude any value added tax (VAT), sales tax, use tax, service tax, goods and services tax (GST), taxes on turnover or similar taxes. If the supply of any Products or Services is chargeable to any value added tax (VAT), sales tax, use tax, service tax, goods and services tax (GST), taxes on turnover or similar taxes, such taxes will be added to the amount payable by Rolls-Royce and will be paid and borne by Rolls-Royce.

7.2	[*]

7.3	[*].

7.4	Both Parties agree to co-operate to eliminate or reduce any applicable taxes, duties, interests, penalties or similar charges which may be payable by either Party, including, where applicable, providing or issuing the necessary documentation to support or secure exemptions or recoveries. Furthermore, if as a result of a change in law or a change in the tax practice of any tax authority, either Party becomes subject to additional taxes, duties or similar charges which increases their financial liability during the term of this Agreement, both Parties will negotiate in good faith to attempt to reduce or eliminate such additional taxes, duties and similar charges. This is provided that neither Party need take any steps, which in its reasonable opinion, and acting in good faith would increase its obligations or would be prejudicial or adverse to it (whether in respect of tax affairs or otherwise).

7.5	[*]:

a) [*]

b) [*]

CLAUSE 8 DELAY

8.1	If Rolls-Royce is hindered or prevented from delivering Products or Services or both within the agreed delivery schedule (as such time may be extended pursuant to the other provisions of this Agreement) by reason of:

8.1.1	any cause beyond the reasonable control of Rolls-Royce; or

8.1.2	[*];

the time for delivery shall be extended by a period equal to the period for which delivery shall have been so hindered or prevented. [*].

8.2	If Avianca is hindered or prevented from performing its obligations hereunder, excluding any of its payment obligations, within the agreed delivery schedule (as such time may be extended pursuant to the other provisions of this Agreement) by reason of:

8.2.1	any cause beyond the reasonable control of Avianca; or

8.2.2	[*];

the time for delivery shall be extended by a period equal to the period for which delivery shall have been so hindered or prevented.

8.3	[*]:

DEG 7308	Page 11 of 39

8.4	In the event of a delay, whether excusable or not, in delivery of a spare Engine or Part, where such delay will lead to a Avianca AOG, Rolls-Royce’s sole obligation to Avianca shall be to provide a Lease Engine or to lease such Part to Avianca in accordance with the terms of a Lease Agreement, and Rolls-Royce shall waive the daily rental for any such Lease Engine or Part for the period of unexcused delay (as defined in Clause 8.3 above). In the event of an unexcused delay in the delivery of a spare engine, Rolls-Royce will transport the Lease Engine or Part to Avianca’s Main Base or other location as agreed between the Parties.

CLAUSE 9 EVENTS OF DEFAULT AND TERMINATION

9.1	Without prejudice to its other rights and remedies, either Party shall have the right to terminate this Agreement without incurring any liability if either suffers a Bankruptcy Event.

9.2	Termination under Clause 9.1 shall be effected by the Party entitled to terminate issuing notice of termination in writing to the other Party and such notice shall be effective [*] after it is issued.

[*]

CLAUSE 10 NONDISCLOSURE

10.1	Subject to Clause 10.4 below, each Party agrees to hold in confidence any Information (including this agreement and any of its terms) which it acquires directly or indirectly from the other Party or any of such Party’s affiliates and agrees:

10.1.1	to protect the Information with at least the same degree of care as it uses to protect its own Information.

10.1.2	not to use the Information otherwise than for the purposes of this Agreement;

10.1.3	not to disclose the Information at any time or the Information to any third person without the written approval of the other Party;

10.1.4	not to copy or to reduce the Information to writing or store whether in a machine readable form or otherwise except as may be reasonably required for the purposes of this Agreement; and

10.1.5	not to remove, alter or deface any proprietary or confidential designation denoted on the Information.

10.2	The provisions of Clause 10.1 above shall not apply to Information which is or becomes generally known in the aero engine industry, known by the receiving Party at time of receipt, received from a third party who is without an obligation of nondisclosure, or required to be produced by a legitimate legal authority, nor shall the provisions of Clause 10.1 above prevent any necessary disclosure of Information to enable Avianca itself to use, operate, maintain or service Products and Services. In the case of a legally-compelled disclosure, the Party compelled to disclose shall promptly advise the other Party.

DEG 7308	Page 12 of 39

10.3	Each Party shall be responsible for the observance of the provisions of Clause 10.1 above by its employees or any other third parties to whom Information is disclosed in accordance with this Clause.

10.4	This Clause 10 shall not be construed as granting expressly or impliedly any rights in respect of any patent, copyright or other industrial property right in force and belonging to the disclosing Party except to the extent necessary for the purposes of this Agreement.

10.5	Any breach of this Clause 10 shall be deemed a material breach under the terms of Clause 9.4.

10.6	Without prejudice to any other rights of the disclosing Party, the Parties agree that damages may not be an adequate remedy for any use or disclosure of Information by the recipient Party in breach of this Agreement and that any Party may seek an injunction, specific performance or other equitable relief for any actual or threatened breach of this Agreement in any court of competent jurisdiction.

10.7	Notwithstanding Clause 10.1 above, both Parties shall be entitled to disclose this Agreement and financial information concerning business between Rolls-Royce and Avianca to appointed auditors, legal advisors, insurers and accountants and Rolls-Royce shall be entitled to disclose this Agreement and financial Information concerning business between Rolls-Royce and Avianca to Rolls-Royce’s risk and revenue sharing partners. Avianca shall be entitled to disclose this Agreement and financial information concerning business between Rolls-Royce and Avianca to Avianca’s lessors, financiers and advisers upon prior written approval from Rolls-Royce, such approval not to be unreasonably withheld.

10.8	Clause 10.1 will not prevent Rolls-Royce from being entitled to have access to the EHM Data provided by Customer to the EHM Supplier, and the analysed data subsequently produced by EHM Supplier to support Engine Health Monitoring, and for Rolls-Royce to support safety investigations. Rolls-Royce and EHM Supplier, subject to taking steps to protect the confidentiality of the EHM Data, may disclose the EHM Data to third parties,, to the extent that such third parties have a need to know the EHM Data to perform their obligations to Rolls-Royce or EHM Supplier (as applicable);

10.9	For the purposes of this Clause 10 only, Avianca shall be deemed to include Taca, and any reference to Party/Parties within this Clause 10 must be construed accordingly.

CLAUSE 11 INTELLECTUAL PROPERTY RIGHTS

11.1	Rolls-Royce shall, subject to the conditions set out in this Clause 11 and as the sole liability of Rolls-Royce in respect of any claims for infringement of industrial property rights, indemnify and, as provided in Clause 11.2, defend Avianca against any claims, that the use of any of the Products and Services by Avianca within any country to which at the date of such claim, the benefits of Clause 27 of the Convention on International Civil Aviation of 7th December 1944 (The Chicago Convention) apply, infringes any patent, [*].

11.2	Avianca will give immediate notice in writing to Rolls-Royce of any claim under Clause 11.1, whereupon Rolls-Royce shall elect to either assume the defense of or dispose of or settle such claim, at its own expense and in its sole discretion, and Avianca will give Rolls-Royce all reasonable assistance and will not, by any act or omission, do anything which may directly or indirectly prejudice Rolls-Royce in this connection.

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11.3	[*].

11.4	The indemnity contained in Clause 11.1 shall not apply to claims in respect of:

[*]

11.5	[*].

CLAUSE 12 GRANT OF WARRANTIES AND LIMITATION OF LIABILITY

For the purposes of this Clause 12 only, reference to Avianca shall be deemed to include Tampa Cargo, and any reference to Party/Parties within this Clause 12 must be construed accordingly.

12.1	Rolls-Royce grants to Avianca the Warranties. Except as elsewhere provided in this Agreement, these Warranties are personal to Avianca, and the obligations of Rolls-Royce thereunder shall only apply insofar as Avianca has possession of and operates the Products and receives the Services. The Parties also agree that the Warranties, excluding the Guarantees, shall apply to any equipment which falls into the categories of the Warranties and which is manufactured, supplied or inspected by Rolls-Royce howsoever and whenever acquired by Avianca from whatever source.

Rolls-Royce hereby agrees that, on receiving notice from time to time from Avianca that a person other than Avianca or an Affiliate will be the operator of the Engines, Rolls-Royce shall, upon request from such person, enter into a direct warranty agreement with that person in substantially the same form as provided in Exhibit C hereto. In such circumstances, Avianca shall make such person aware of (a) its right to enter into a direct warranty agreement with Rolls-Royce and (b) its inability to claim against Rolls-Royce in respect of the Warranties unless it enters into a direct warranty agreement with Rolls-Royce.

[*]

CLAUSE 13 OCCUPIER’S LIABILITY

If any employee of either Party enters upon the property occupied by or under the control of the other Party in the performance of this Agreement, the Party occupying or controlling such premises assumes responsibility for and agrees to pay for any loss, cost, damage to property, or for personal injury or death of the person entering such premises arising out of, as a result of, or in connection with the actions or omissions of the Party occupying or controlling such premises. Each Party also agrees that it will maintain public liability and property damage insurance in reasonable limits consistent with industry standards covering the obligations set forth above and will maintain proper occupier’s liability insurance (or other comparable insurance).

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CLAUSE 14 GENERAL

14.1	Effective Date and Expiration

With the exception of Exhibit G which is subject to the Period of Cover, this Agreement will commence upon the date of signature and remain in full force and effect for as long as Avianca, or its permitted assigns, owns or operates [*], unless terminated in accordance with Clause 9.

14.2	Survival

The provisions of Clauses 1 (Definitions), 7 (Tax), 10 (NonDisclosure), Clause 11 (Intellectual Property Rights), 12 (Grant of Warranties and Limitation of Liability), 13 (Occupier’s Liability), 14.2 (Survival), 14.3 (Notices), 14.6 (Headings), 14.7 (Waiver), 14.8 (Severability), 14.9 (Law and Jurisdiction), 14.10 (Sole Agreement), 14.11 (Third Party Rights), 14.12 (Relationship of Parties) and Exhibit C (Warranties) of this Agreement shall survive and continue to have effect should this Agreement expire or be terminated for any reason or after this Agreement becomes impossible of performance or is otherwise frustrated.

The provisions of Exhibit F (Fleet Guarantees) of this Agreement shall survive and continue to have effect should this Agreement be terminated by Avianca in accordance with the provisions of Clause 9.1.

14.3	Notices

Any notice required to be given by either Party to the other under or in connection with this Agreement shall be in writing and delivered personally, by certified mail or by facsimile. Notices to Avianca (and Tampa Cargo) shall be directed to:

Aerovias del Continente Americano S.A. Avianca

Avenida Calle 26 No. 59-15, Piso 10

Bogotá—Colombia

Attn: Secreteria General

Tel # +57 1 5877700 ext 272Facsimile #

Notices to Rolls-Royce shall be directed to:

Rolls-Royce plc

PO Box 31

Derby

DE24 8BJ

Attn: Assistant Vice President—Americas

[*]

or in each case to such other place of business as may be notified from time to time by the receiving Party.

14.4	Assignment

(a)	Except as otherwise stated herein, neither Party may assign any of its rights or obligations hereunder without the written consent of the other Party [*]. provided that Avianca is given prior written notice). Any assignment made in violation of this Clause 14.4 shall be null and void.

DEG 7308	Page 15 of 39

14.5	Amendment

This Agreement may only be amended by agreement in writing, executed by the parties hereto, on or after the date of this Agreement, and which expressly amends this Agreement, and in no event shall it be amended or terminated orally. Unless expressly agreed no amendment shall constitute a general waiver of any provisions of the Agreement nor shall it affect any rights, obligations or liabilities arising under or pursuant to this Agreement which have already accrued up to the date of the amendment and the rights and obligations of the Parties arising under or pursuant to the Agreement shall remain at full force and effect, except only to the extent that they are so amended.

14.6	Headings

Clause headings and the index are for convenience only and do not form a part of the Agreement and shall not govern or affect the interpretation of the Agreement.

14.7	Waiver

No failure by either Party to enforce any provision of this Agreement shall constitute an ongoing waiver of that or any other provision hereof.

14.8	Severability

Each of the provisions of the Agreement is severable. If any such provision is held to be or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction:

14.8.1	so far as it is illegal, invalid or unenforceable, it shall be given no effect and shall be deemed not to be included in the Agreement, it shall not affect or impair the legality, validity or enforceability in that jurisdiction of the other provisions of the Agreement, or of that or any provisions of this Agreement in any other jurisdiction; and

14.8.2	the Parties shall use all reasonable efforts to replace it with the valid and enforceable substitute provisions satisfactory to any Government or other relevant regulatory authority but differing from the replaced provision as little as possible and the effect of which is as close to the intended effect of the illegal, invalid or unenforceable provision.

14.9	Law and Jurisdiction

14.9.1.	This Agreement shall be subject to and interpreted and construed in accordance with the laws of the State of New York excluding its conflict of law rules and excluding the United Nations Convention for the International Sale of Goods (CISG, 1980, “Vienna Convention”).

14.9.2	WHERE SUBMISSION TO A COURT OF A CLAIM OR OTHER ENFORCEMENT ACTION IS PERMITTED UNDER THIS AGREEMENT, EACH PARTY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK, IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY EITHER PARTY UNDER THIS AGREEMENT AND ANY MATTER RELATED TO IT.

DEG 7308	Page 16 of 39

14.9.3.	Notwithstanding anything to the contrary herein, this Agreement and each Party’s respective rights and obligations are expressly subject to all applicable laws and regulations including, but not limited to, United States laws relating to exports.

14.9.4.	The official text of this Agreement is the English language. If this Agreement is translated into another language for the convenience of Avianca or its personnel, the English text shall govern any question with respect to interpretation.

14.9.5.	Avianca irrevocably appoints Avianca Inc., currently of 8350 NW ST, Terrace, Suite 100, Miami – 33166 (Phone +1 305 599 7266) or its registered office from time to time, as its process agent under this Agreement for service of process in any proceedings before the New York courts. If any person appointed as process agent is unable for any reason to act as agent for service of process, Avianca will immediately appoint another agent on terms acceptable to Rolls-Royce. Failing this, Rolls-Royce may appoint another agent for this purpose. Avianca agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings. This Clause 14 does not affect any other method of service allowed by Law.

14.10	Sole Agreement

14.10.1	This Agreement contains the only provisions governing the sale and purchase of Products and Services and such provisions shall apply to the exclusion of any other provisions on or attached to or otherwise forming part of any purchase order of Avianca or any acknowledgement or acceptance by Rolls-Royce or of any other document which may be issued by either Party relating to the sale and purchase of Products and Services.

14.10.2	The parties agree that neither of them has placed any reliance whatsoever on any representations, agreements, statements or understandings made prior to the signature of this Agreement, whether orally or in writing, relating to the Products or Services other than those expressly incorporated in this Agreement which has been negotiated on the basis that its provisions represent their entire agreement relating to the Products or Services and shall supersede all such representations, agreements, statements and understandings. The Parties further agree that neither of them shall place any reliance on any and all future representations whatsoever in respect of the performance of this Agreement unless such representations are expressly agreed by the Parties in writing to form a part of this Agreement. For the avoidance of doubt, it is not the intention of this Clause to exclude the liability of either party for fraudulent misrepresentations.

14.11	Relationship of Parties

The relationship between Avianca and Rolls-Royce shall be that of independent contractors and not that of principal and agent or that of partners.

Neither Avianca nor Rolls-Royce shall represent itself as agent or partner of the other Party nor do any act or thing which might result in other persons believing that they have authority to contract or in any other way to enter into commitments on behalf of, or in the name of the other Party.

Each of Avianca and Rolls-Royce shall be fully and solely responsible for all obligations undertaken by such Party under this Agreement in relation to the Products and Services to be supplied.

DEG 7308	Page 17 of 39

The Parties acknowledge and agree that each of the Rolls-Royce group companies which are at the date of this Agreement or from time to time become a Party to this Agreement with the written consent of Avianca, is and shall be severally (but not jointly and severally) liable for its respective obligations under this Agreement in relation to the respective Products and Services supplied.

14.12	Publicity

Except as required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the announcement or disclosure is subject, no announcement or disclosure in connection with the existence, contents or subject matter of this Agreement shall be made or issued by or on behalf of the either Party without the prior written consent of the other, such approval not to be unreasonably withheld or delayed.

14.13	Counterparts and Facsimile

This Agreement may be executed in several counterparts and any single counterpart or set of counterparts, signed in either case by all the Parties, shall be deemed to be an original and all taken together shall constitute one and the same instrument. Transmission by facsimile of a signed counterpart signature page shall be deemed and constitute due and valid delivery of an executed counterpart of this Agreement.

CLAUSE 15 EXPORT/IMPORT SHIPMENT AND GOVERNMENT AUTHORISATION

15.1	[*]. Where an export license is required, supply will not take place unless and until any required export license is granted. [*].

15.2	Except as otherwise expressly provided in this Agreement, Avianca shall be responsible for obtaining any authorisation, including but not limited to any import licenses and exchange permits required by the countries in which the Engines are to be registered, operated, or imported into.

15.3	Rolls-Royce and Avianca shall provide each other with reasonable assistance in obtaining and complying with any authorisations that may be required.

CLAUSE 16 CONFLICT

In the event of any conflict between the terms set out in Clauses 1 to 15 above (the General Terms) and those set out in the Exhibits and the Schedules to the Exhibits, then the terms and conditions set out in the Exhibits and the Schedules shall prevail.

*	[Three pages have been omitted in accordance with a request for confidential treatment.]

DEG 7308	Page 18 of 39

IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into by their duly authorized officers, on the date first before written.

Signed for and on behalf of:	Signed for and on behalf of:

AEROVIAS DEL CONTINENTE AMERICANO S.A.	ROLLS-ROYCE PLC

By:	By:

Printed:	Printed:

Title:	Title:

Signed for and on behalf of	Signed for and on behalf of

TAMPA CARGO S.A.	ROLLS-ROYCE TOTAL CARE SERVICES LIMITED

By:	By:

Printed:	Printed:

Title:	Title:

DEG 7308	Page 19 of 39

SECTION 2 EXHIBITS

Exhibits

A	AIRCRAFT DELIVERY SCHEDULE

B	OPERATING ASSUMPTIONS

C	[*]

D	CUSTOMER SERVICES

E-1	[*]

E-2	SPARE PARTS TERMS

F	[*]

G	[*]

H	[*]

DEG 7308	Page 20 of 39

EXHIBIT A

AIRCRAFT DELIVERY SCHEDULE

Avianca will take delivery of the Aircraft in accordance with the delivery schedule below:

[*]

DEG 7308	Page 21 of 39

EXHIBIT B

OPERATING ASSUMPTIONS

Aircraft maximum take-off weight [*];

Engines rated at [*] max. take-off thrust;

[*];

Aircraft will operate primarily in a benign operational environment (not containing, without limitation, abnormal levels of corrosive or abrasive materials or pollutants);

[*]

Avianca will procure and maintain as a minimum the agreed reorder level of spare Parts and Tooling consistent with the Aircraft fleet size.

The Repair of the Engines in accordance with the Rolls-Royce proposed EMP and the Repair of LRUs in accordance with the CMP.

[*]

Avianca will only use single Engine taxi operations subject to compliance with Engine warm-up and cool-down times and procedures as defined in the Aircraft or Engine Manuals.

Avianca will not order or instruct maintenance or operation of the Engine in contravention of the Engine Manuals.

[*]

Aircraft and engines operated and maintained in accordance with all applicable airframer and engine manuals, EMP, ADs and in all material respects in accordance with Rolls-Royce recommendations for on-wing performance retention.

[*].

[*].

All parts being installed in the engines being Rolls-Royce manufactured or manufactured by a company specifically approved by Rolls-Royce for the manufacture or supply of such part.

DEG 7308	Page 22 of 39

EXHIBIT C

WARRANTIES

1	GENERAL WARRANTY CONDITIONS

1.1	Rolls-Royce shall have no obligation under the provisions of this Exhibit C if it is clearly demonstrated that any Engine or Part:

1.1.1	has not been properly stored, installed, operated and maintained materially in accordance with the recommendations of Rolls-Royce as contained in its Engine Manuals, operating procedures or other written instructions, including instructions on life limitations; or

1.1.2	has been repaired or altered by anyone other than Rolls-Royce in such a way as to impair its safety, operation, efficiency or design features, or has been repaired or altered by a facility other than those specifically approved by Rolls-Royce in writing; or

1.1.3	has been subject to misuse, negligence, accident; or

1.1.4	has been damaged by foreign objects; or

1.1.5	has been subjected to acts of war, rebellion, seizure or any other defect or cause not within the control of Rolls-Royce.

1.2	[*].

1.3	[*].

1.4	[*].

1.5	[*].

1.6	Avianca shall present any claim under this Exhibit C to Rolls-Royce within [*] after the date [*] and shall keep and disclose accurate records of Engine operation, including records of maintenance, adequate to support such claims.

1.7	[*].

1.8	Avianca shall keep accurate records of Engine and Parts operation, maintenance and storage, and engine condition monitoring data and / or trend monitoring data (as applicable) adequate to support claims hereunder and shall permit Rolls-Royce to inspect such records during normal business hours upon request at reasonable times and upon reasonable notice.

1.9	Avianca shall make available all Engines and Parts for inspection by Rolls-Royce during normal business hours at reasonable times and with reasonable notice from Rolls-Royce.

*	[Five pages have been omitted in accordance with a request for confidential treatment.]

DEG 7308	Page 23 of 39

EXHIBIT C—SCHEDULE 1

*	[Two pages have been omitted in accordance with a request for confidential treatment.]

DEG 7308	Page 24 of 39

EXHIBIT C—SCHEDULE 2

[*]

DEG 7308	Page 25 of 39

EXHIBIT C—SCHEDULE 3

*	[Three pages have been omitted in accordance with a request for confidential treatment.]

DEG 7308	Page 26 of 39

EXHIBIT D

CUSTOMER SERVICES

1	SCOPE

This Exhibit D sets out support services available to Avianca subject to the General Terms for the term of this Agreement.

Standardized procedures and policies will be followed to ensure that Services are performed in accordance with industry accepted standards. These procedures and policies include, but are not limited to, ATA Specifications and Airworthiness Authority rules and/or guidance. All Services supplied to Avianca under this Exhibit will be in compliance with the then current world customers supplier guide (hereinafter “WASG”) and the current revision ATA Specifications.

2	ROLLS-ROYCE CUSTOMER SERVICES PACKAGE

2.1	Rolls-Royce will designate a Customer Services Manager at its facility who will provide coordination and liaison between Avianca and Rolls-Royce in respect of the operation of the Engines by Avianca and its permitted assigns. Such services extend to issues including:

2.1.1	managing emergency requirements;

2.1.2	managing plans to incorporate Products into Avianca’s operations;

2.1.3	agreeing shop visit forecasts with Avianca,

2.1.4	providing technical and operational direction and field support recommendations to Avianca, and

2.1.5	assisting Avianca with the interpretation of Engine Manuals.

2.1.6	making scheduled visits to Avianca for the purposes of liaison

The services of the Customer Services Manager are free of charge. Rolls-Royce will also maintain a field representative service based in [*], to provide advice and assistance in the resolution of technical problems. In providing the field service representative service, Avianca acknowledges that Rolls-Royce may not provide an additional field service representative, and that the field service representative may provide services connected with other Rolls-Royce engines pursuant to other agreements.

Should Avianca require additional or specialist visits to Avianca’s facilities to assist in the operation of Engines or training activities including, but not limited to, borescope inspections and other Line Maintenance activities, Rolls-Royce reserves the right to charge for such services in accordance with its Commercial Price.

2.2	On Site Service Representative

DEG 7308	Page 27 of 39

2.2.1	Rolls-Royce or an affiliate of Rolls-Royce will make available the services of a customer service representative [*] Such representative will provide, in addition to those Services described above, the following:

2.2.1.1	Local technical support to assist in the resolution of technical problems;

2.2.1.2	Training in the operation and maintenance of Engines;

2.2.1.3	Advice regarding the borescoping and life management of installed Engines; and

shall notify Rolls-Royce of all aspects of in-service issues affecting Avianca’s operation of the Engine.

Rolls-Royce hereby acknowledges that the representative will be responsible for assisting Avianca and Tampa Cargo to manage the fleet of aircraft delivered pursuant to this Agreement, and those pursuant to DEG 5104 (dated 15/06/07) with the aim of facilitating efficient delivery of services to both Avianca and Tampa Cargo. Rolls-Royce acknowledges that the representative may be required to travel to Medellin on a regular basis, in order to support Tampa Cargo’s integration and operation of the Aircraft. Such travel to Medellin will be at no incremental cost to Avianca.

2.2.2	[*].

2.3	Supply of Technical Publications Data

2.3.1	[*].

2.3.2	Engine Manuals will be supplied in English in accordance with ATA Specifications and any translation or interpretation that may be required by Avianca is the responsibility of Avianca.

2.3.3	Avianca acknowledges that, although Rolls-Royce may provide instruction training and advice under this Agreement, Products are only to be maintained, operated and otherwise handled in accordance with the Engine Manuals.

2.3.4	Engine Manuals are available in a variety of media. The Rolls-Royce preferred format is digital source data (Aeromanager) and CD ROM format.

2.4	Customer Training

Rolls-Royce provides training courses in the operation and maintenance of Engines at one of the following locations: the Rolls-Royce Training Center in Indianapolis, Indiana, USA; Rolls-Royce’s training facilities in Derby, England UK; or the Rolls-Royce/CASC training centre in Tianjin, China in accordance with a schedule published by Rolls-Royce.

Rolls-Royce’s training for the Engine comprises levels I through levels IV in accordance with the ATA Specifications and details as published by Rolls-Royce from time to time.

The following general provisions apply to training:

[*]

DEG 7308	Page 28 of 39

2.5	General Planning

Avianca and Rolls-Royce shall within a reasonable time following signature of this Agreement but not (where possible) later than twelve (12) months prior to EIS, agree a schedule to establish processes and procedures in connection with, without limitation, following items:

2.5.1	Initial Provisioning;

2.5.2	Training; and

2.5.3	EIS planning.

2.6	Specialist Line Maintenance

[*]

DEG 7308	Page 29 of 39

EXHIBIT E

FLEET PROVISIONING SUPPORT

E-1	SPARE ENGINE PURCHASE

1	INTENT

This Exhibit E-1 details the specific terms that are applicable to the purchase of spare Engines in addition to the General Terms.

2	TYPE APPROVAL/CHANGES

The Specification, which forms Schedule 1 to this Exhibit E, has been drawn up to meet the Airworthiness Authority requirements in place at the date of this Agreement.

All spare Engines shall, at the time of delivery, conform to the Specification and a type certificate Issued by the Airworthiness Authority.

Rolls-Royce may make any changes in spare Engines which do not adversely affect the Specification (including, but not limited to, adverse affects in performance and weight), interchangeability in the airframe, prices or dates of delivery of the Engine.

[*]

whether instituted as an AD, SB or otherwise, then Rolls-Royce will issue a written change order, to be executed by the Parties, and which shall constitute an amendment to this Agreement. Any increase in price, after applying the same discounts as originally provided between date of signature of this Agreement and delivery of the spare Engines will be shared on a 50:50 basis between the Parties. In any case Rolls-Royce shall be responsible for any engineering and development costs required to develop such changes.

Notwithstanding the foregoing, if, after the date of signature of this Agreement and prior to the date of manufacture of an Engine, a change is required to such Engine to conform to the Current Rules, for example as reflected in an Airworthiness Directive, then Rolls-Royce will incorporate such change at its own cost.

3	INSPECTION AND ACCEPTANCE

Conformance to the Specification will be assured by Rolls-Royce through the maintenance of procedures (including Engine acceptance testing), systems and records approved by the appropriate airworthiness authority. An authorised Release Certificate will be issued by Rolls-Royce.

4	PRICE AND PAYMENT

The base price and description of supply of spare Engines is set out in Schedule 2 to this Exhibit E-1. The purchase price of spare Engines shall be the base price escalated in accordance with the formula specified in Schedule 3 to this Exhibit E-1.

[*].

DEG 7308	Page 30 of 39

*	[Eighteen pages have been omitted in accordance with a request for confidential treatment.]

EXHIBIT E-1—SCHEDULE 2

[*]

DEG 7308	Page 32 of 39

EXHIBIT E-1—SCHEDULE 3

*	[Four pages have been omitted in accordance with a request for confidential treatment.]

DEG 7308	Page 33 of 39

EXHIBIT E-2

SPARE PARTS TERMS

1	INTENT AND TERM

1.1	Parts.

Avianca shall buy from Rolls-Royce [*] Parts [*]) and Rolls-Royce shall sell such Parts to Avianca in quantities sufficient to meet Avianca’s requirements. Notwithstanding the above, Avianca shall buy its initial provisioning of line maintenance Parts from Rolls-Royce. From time to time Avianca may request and Rolls-Royce may sell Used Parts.

1.2.	Tooling.

Avianca shall purchase any Tooling from Rolls-Royce’s approved Vendor(s) . Lead times for Tooling shall be quoted by Rolls-Royce’s approved Vendor(s).

1.3	Rolls-Royce and Avianca shall comply with the ATA Specifications with regard to supply of Parts except as specifically amended in this Agreement.

1.4	Avianca will provide any information required to become established on the Rolls-Royce on-line spares management system.

2	PROVISIONING

Avianca shall purchase and maintain an adequate stock of Parts and Tooling to support its operation of the Engines [*]. Rolls-Royce and Avianca shall agree the required stock of Parts and Tooling within a timescale commensurate with Avianca’s operational requirements. Consistent with changes in Avianca’s operational requirements, Rolls-Royce and Avianca will regularly review and agree changes to required stock levels of Parts and Tooling.

In the event Avianca has not provisioned Parts and Tooling in accordance with Rolls-Royce’s and Avianca’s agreed levels, then Rolls-Royce shall have the right to charge Avianca an additional fee of 10% of list price for any Parts and Tooling not so provisioned and provided to Avianca on an AOG, critical or expedite basis.

3	FORECASTING

3.1	Avianca shall provide Rolls-Royce with forecasts, [*], specifying projected requirements for Parts and Tooling to cover a minimum of the following [*]. Avianca shall give Rolls-Royce as much notice [*] of any change in such requirements. Avianca shall, within a reasonable timescale following a request by Rolls-Royce, inform Rolls-Royce of the intended use of Parts and Tooling.

3.2	Avianca shall provide to Rolls-Royce an estimated Engine shop visit forecast covering any desired scheduled Repair at an Overhaul Base and a reasonable contingency covering likely unscheduled Repair at an Overhaul Base. Such forecast shall, as a minimum, detail monthly shop visits for a period of [*] for a further [*] and such forecast shall be updated at least quarterly. Such estimates shall be for planning purposes only and does not obligate Avianca to send Engines for repair at an Overhaul Base.

[*]

DEG 7308	Page 34 of 39

4	ORDERING PROCEDURE

Avianca shall issue a purchase order for Parts in an agreed format in accordance with the ATA Specifications and the terms of this Agreement. Rolls-Royce shall promptly acknowledge receipt of each order for Parts in accordance with the ATA Specifications. Unless qualified, such acknowledgement shall constitute an acceptance of the order under the terms of this Agreement.

5	ORDER CANCELLATION

Where Avianca wishes to cancel a purchase order placed in accordance with Clause 4 above, Avianca shall inform Rolls-Royce immediately. [*]

6	LEAD TIMES

6.1	Parts shall be scheduled to be delivered in accordance with the lead time specified at the receipt of Avianca’s order except for:

6.1.1	Parts required for provisioning in accordance with Clause 2 above, or

6.1.2	Purchase orders significantly in excess of Avianca’s normal requirements, in which case, Rolls-Royce shall notify Avianca of the applicable lead time.

[*].

7	MODIFICATIONS TO PARTS

Rolls-Royce shall, subject to Avianca’s approval, be entitled to substitute modified Parts in place of Parts ordered by Avianca hereunder, provided that the said modification has received the approval of the Airworthiness Authority in accordance with the relevant Rolls-Royce Service Bulletin, and provided that such substitute Parts are materially similar in terms of form and function, and are provided to Avianca at the same price as the Parts ordered. Rolls-Royce shall notify Avianca of such substitution prior to delivery.

8	CONFORMANCE

All Parts will be assured by Rolls-Royce through the maintenance of procedures, systems and records approved by the Airworthiness Authority. An Authorised Release Certificate will be issued by Rolls-Royce.

9	ELECTRONIC COMMUNICATIONS

The Parties shall use electronic data interchange (“EDI”) links to enable electronic ordering and invoicing, in accordance with ATA Specifications. Such EDI Links shall also be used for formal communications between the Parties, in a format to be agreed.

10	SURPLUS INVENTORY

[*]

DEG 7308	Page 35 of 39

11	ROLLS-ROYCE PARTS CATALOGUE ADJUSTMENT

Rolls-Royce’s parts catalogue pricing is amended on an [*]. Rolls-Royce will inform Avianca of pricing amendments by [*] of the year prior to such amendments. Rolls-Royce reserves the right to amend such pricing at other times, and will [*] notice of such an amendment.

DEG 7308	Page 36 of 39

EXHIBIT F

*	[Nineteen pages have been omitted in accordance with a request for confidential treatment.]

DEG 7308	Page 37 of 39

Exhibit G

TRENT 700

TOTALCARE

DEG 7308	Page 38 of 39

*	[Thirty-three pages have been omitted in accordance with a request for confidential treatment.]

DEG 7308	Page 39 of 39